EXHIBIT 99.1

Global Geophysical Services, Inc. and NuTech Energy Alliance Launch New Joint Product Offering: Basin Insight(TM) Eagle Ford

HOUSTON, March 8, 2011 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. (NYSE:GGS) today announced that it has launched, in partnership with NuTech Energy Alliance, Ltd. (NuTech), a new multi client product offering that provides an integrated earth model for over 6 million acres of the Eagle Ford shale in Southwest Texas, built from multidisciplinary geosciences and engineering data spanning cores to well logs to seismic data. The product will provide unrivalled insight into the most prospective areas of this prolific shale play supporting local exploitation, regional understanding, leasehold acquisition and M&A.

GGS is a leading provider of geosciences solutions with a multi-million acre Eagle Ford seismic data library, and has an unconventional resources consulting practice and a microseismic frac monitoring service. NuTech has a multi-million well database, access to calibrating cores, geomodeling capabilities, and a range of petrophysical and frac modeling services. Together, the two companies offer a complementary set of geoscience and engineering competencies, and range of non-exclusive data, that uniquely enable the creation of an integrated Basin InSightTM product for Eagle Ford shale operators.

Richard Degner, Global's CEO, commented, "We have been pleased with customer response to our expansive reservoir grade 3D seismic coverage of the Eagle Ford, and the range of analysis products we have developed on this library, such as our FracFacture product which segregates brittle from ductile trends in the shale. We are now delighted to take our offerings a major step closer to the customer's ultimate needs, by providing a seismic-guided and log calibrated earth model over the bulk of the basin."

Allen Howard, CEO of NuTech, noted, "We have been providing geomodels to our customers for years, as a foundation for providing petrophysical analysis and frac modeling on a proprietary basis. For this, we have acquired a vast library of public wells, which have been processed for both consistency and the extrapolation of key petrophysical parameters. For the first time, we have found a partner that completely complements our work, by providing the detailed information we lacked in between our well locations, and covering the same vast areas of the basin. No one has built an integrated earth model of this scale, for the shale plays, before."

GGS will take the lead, through its multi-client customer network, in offering the product to the market. Customers will be able to license the full 6 million acres of Eagle Ford geomodel, with a range of supporting data, and receive through annual subscription quarterly updates to the model when new seismic, microseismic and well data become available as operators continue to exploit the Eagle Ford shale.

The companies plan to showcase integrated Basin InSight data at the AAPG 2011 Annual Convention & Exhibition in Houston April 10-13, 2011.

About Global Geophysical Services, Inc.

GGS, headquartered in Houston, TX, provides an integrated suite of Geoscience solutions to the global oil and gas industry including high-resolution RG-3D Reservoir Grade™ seismic data acquisition, Multi Client data library products, micro seismic monitoring, seismic data processing, data analysis, and interpretation services. GGS combines experience, innovation, operational safety, and environmental responsibility with leading edge geophysical technology to facilitate successful E&P execution. GGS's combined product and service offerings provide the ability to Gain InSight™ in the exploration and production of hydrocarbons. To learn more about GGS, visit www.GlobalGeophysical.com.

The Global Geophysical Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7300

About NuTech Energy Alliance, Ltd.

NuTech, headquartered in Houston, Texas, utilizes its suite of services, namely NuLook, NuStim, and NuView in an integrated, multidisciplinary approach that provides the client with a complete picture of the reservoir. The services can be selectively employed for numerous applications, providing the client a competitive advantage in its screening of potential prospects, its exploitation of reserves, its identification of bypassed hydrocarbons and the development of exploration strategies for new and existing properties. Our service experience with over 50,000 wells analyzed in over 80 countries throughout the world, and an unprecedented accuracy rate allows our clients to identify, quantify and produce their hydrocarbon reserves in unconventional and conventional resources with more confidence - without the added expense of running new logs. To learn more, visit www.nutechenergy.com

CONTACT: Richard Degner
         President and CEO
         www.globalgeophysical.com

         13927 South Gessner Road
         Missouri City, TX 77489
         Phone: 713-808-1750
         Fax: (713) 972-1008